Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ADVANCED CELL TECHNOLOGY, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Advanced Cell Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors, pursuant to a unanimous written consent, adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

To amend Article V, Section 1 by deleting it in its entirety and replacing it with the following:

“Section 1. Number of Authorized Shares.   The total number of shares of stock which the Corporation shall have the authority to issue shall be Five Hundred Fifty Million (550,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated “Common Stock” and “Preferred Stock.”  The Corporation shall be authorized to issue Five Hundred Million (500,000,000) shares of Common Stock, each share to have a par value of $.001 per share, and Fifty Million (50,000,000) shares of Preferred Stock, each share to have a par value of $.001 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment has been approved and adopted by a vote of the Corporation’s stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed on this 13th day of October, 2006.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ William M. Caldwell IV
	Name:	William M. Caldwell IV
	Title:	Chief Executive Officer